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                                                                   EXHIBIT 99.11



THURSDAY AUGUST 22, 6:09 PM EASTERN TIME

PRESS RELEASE

SOURCE: URS Corporation

URS COMPLETES ACQUISITION OF EG&G TECHNICAL SERVICES

TRANSACTION SIGNIFICANTLY STRENGTHENS URS' POSITION AS FEDERAL CONTRACTOR AND ENHANCES GROWTH PROFILE, PRINCIPALLY IN NATIONAL AND HOMELAND DEFENSE

SAN FRANCISCO--(BUSINESS WIRE)--Aug. 22, 2002-- URS Corporation (NYSE: URS -
News), the nation's largest engineering and design firm, today announced that it has completed its acquisition of EG&G Technical Services (EG&G) from The Carlyle Group. EG&G is a leading provider of technical operations and maintenance services to the U.S. government, including NASA, the Departments of Justice, Energy and Transportation and all branches of the military. EG&G's services include the management of military installations and ranges, logistics and distribution center operations, program management and acquisition support for weapons systems, maintenance of military equipment, flight training for military pilots, and services related to global threat reduction and homeland defense.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, said: "By adding revenue of nearly $900 million, the acquisition of EG&G catapults URS to the forefront as a leading provider in the rapidly growing area of outsourced operations and maintenance services for the federal government, particularly in national and homeland defense where we expect spending will accelerate and remain at high levels for years to come."

Koffel continued, "The combination of EG&G and URS will enable us to provide services throughout the lifecycle of projects. By integrating URS' pre-construction consulting, planning and design expertise with EG&G's complementary post-construction operations and maintenance services, this transaction opens up many opportunities in our markets, and we will move forward quickly to capitalize on the strategic synergies available to the combined company. With EG&G, we will be able to pursue and execute programs that neither company could have undertaken on a stand-alone basis. We are also seeking to build shareholder value by enhancing our growth profile, further diversifying and balancing our business mix and increasing our scale."

Under the terms of the transaction, which was announced on July 17, 2002, EG&G stockholders received approximately $175 million in cash, $110 million in URS common stock, and $48 million of a new series of nonvoting participating convertible preferred stock. As previously disclosed, URS will schedule a special stockholder meeting to seek approval for the conversion of the preferred stock into common stock. In addition, URS has retired approximately $156 million of EG&G debt.

Financing for the EG&G acquisition consists of a $675 million senior secured credit facility, $475 million of which was drawn at closing, and the proceeds from the issuance of $200 million of senior notes. Financing proceeds in excess of the purchase price are being used to refinance certain existing URS and EG&G debt.

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URS Corporation offers a broad range of planning, design, and program and construction management, and operations and maintenance services for transportation, hazardous waste, industrial processing and petrochemical, general building water/wastewater and security projects. Headquartered in San Francisco, the Company operates in 30 countries with approximately 26,000 employees, on a combined basis, providing engineering services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries (www.urscorp.com).

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements about the Company's ability to achieve the synergies and other benefits that it expects as a result of the EG&G acquisition, its ability to successfully integrate the combined enterprise, the expected financial impacts of the acquisition and financing, the continued strength of the Company's business and its opportunities for future growth, and expected national and homeland defense spending. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties. The Company cautions that a variety of factors, including but not limited to the following, could cause the Company's business and financial results to differ materially from those expressed or implied in forward-looking statements: the Company's ability to successfully integrate EG&G; the Company's current and anticipated highly leveraged position; the ability of the Company to service its debt; the Company's ability to pursue business strategies; the Company's continued dependence on federal, state and local appropriations for infrastructure spending; pricing pressures; changes in the regulatory environment; outcomes of pending and future litigation; the Company's ability to attract and retain qualified professionals; industry competition; changes in international trade, monetary and fiscal policies; the ability of the Company to integrate the announced acquisition and future acquisitions successfully; the Company's ability to successfully integrate its accounting and management information systems; and other factors discussed more fully in the Company's Current Report on Form 8-K filed on August 2, 2002. The Company assumes no obligation to update any forward-looking statements.


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Contact:

     URS Corporation, San Francisco
     Kent P. Ainsworth or David C. Nelson
     415/774-2700
      or
     Citigate Sard Verbinnen, New York
     Hugh Burns/Kim Levy/Jamie Tully
     212/687-8080